EXHIBIT (a)(1)(D)

Offer to Purchase for Cash

by

PharmaCyte Biotech, Inc.

Up to 7,750,000 Shares of its Common Stock

At a Cash Purchase Price of $3.25 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE (1)

MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JUNE 9, 2023, UNLESS THE OFFER IS

EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE

“EXPIRATION DATE”).

May 11, 2023

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

PharmaCyte Biotech, Inc., a Nevada corporation (the “Company,” “we,” “us” or “our”) is offering to purchase for cash up to 7,750,000 shares of our common stock, par value $0.0001 per share (each, a “Share,” and collectively, “Shares”), at a price of $3.25 per Share (the “Purchase Price”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 11, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”), the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials as may be amended or supplemented from time to time (collectively with the Offer to Purchase and the Letter to Transmittal, the “Offer”).

Upon the terms and subject to the conditions of the Offer, if 7,750,000 Shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase all Shares properly tendered. All Shares acquired, if any, in the Offer will be acquired at the Purchase Price. Only Shares properly tendered and not properly withdrawn will be purchased. However, because of proration and the conditional tender provisions described in the Offer to Purchase, the Company may not purchase all of the Shares tendered if more than 7,750,000 Shares are properly tendered and not properly withdrawn.

Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by the terms and conditions of the Offer set forth in the Offer to Purchase, the Letter of Transmittal and other related materials.

The Company will not purchase any Shares tendered at prices in excess of the Purchase Price. When used together with a specific time, the term “Expiration Date” refers to the date on which the Offer expires. Upon the terms and subject to the conditions of the Offer, if 7,750,000 Shares or fewer are properly tendered and not properly withdrawn, the Company will purchase all Shares properly tendered and not properly withdrawn prior to the Expiration Date. Only Shares properly tendered and not properly withdrawn will be purchased in the Offer upon the terms of and subject to the conditions of the Offer (including the “Odd Lot” priority, proration and conditional tender provisions described in the Offer to Purchase). Under no circumstances will interest be paid on the Purchase Price for the Shares regardless of any delay in making such payment. All Shares acquired in the Offer, if any, will be acquired at the Purchase Price. The Company reserves the right, in its sole discretion, to increase or decrease the Purchase Price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, if more than 7,750,000 Shares are properly tendered in the Offer, the Company may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares, or increase the aggregate purchase price of Shares by no more than 2%, without extending the Offer.

The Company reserves the right, in its sole discretion, to (i) upon the occurrence of any of certain conditions to the Offer more specifically described in the Offer to Purchase, (a) terminate the Offer and return all tendered Shares to the tendering stockholders, (b) extend the Offer and, subject to the withdrawal rights set forth in the Offer to Purchase, retain all of the tendered Shares until the expiration of the Offer as so extended, (c) waive a condition to the Offer and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date or (d) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of such condition, or (ii) amend the Offer in any respect, subject to applicable law.

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If the conditions to the Offer have been satisfied or waived and more than 7,750,000 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase Shares on the following basis:

(i) first, the Company will purchase all Odd Lots of less than 100 Shares at the Purchase Price from stockholders who properly tender all of their Shares who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference;

(ii) second, after purchasing all Odd Lots that were properly tendered the Purchase Price, subject to the conditional tender provisions described in the Offer to Purchase (whereby a holder may specify the minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), the Company will purchase all Shares properly tendered on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

(iii) third, only if necessary to permit the Company to purchase up to 7,750,000 Shares (or such greater amount the Company may elect to purchase, subject to applicable law), the Company will purchase Shares conditionally tendered (for which the condition was not initially satisfied) by random lot selection, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. Random lot will be facilitated by the Company.

As a result of the foregoing priorities applicable to the purchase of Shares properly tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were properly tendered and not properly withdrawn. Shares not purchased in the Offer, including Shares not purchased because of proration or conditional tender, will be returned to the tendering stockholders at the Company’s expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase;
2.	The Letter of Transmittal for your use and for the information of your clients, including an IRS Form W-9;
3.	Notice of Guaranteed Delivery to be used to accept the Offer if all required documents cannot be delivered to the Depositary, or if the procedure for book-entry transfer cannot be completed, before the Expiration Date, as described in Section 3 of the Offer to Purchase;
4.	A letter to clients that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and
5.	A return envelope addressed to American Stock Transfer & Trust Company, LLC, as Depositary for the Offer.

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The Company’s Board of Directors has authorized the Company to make the Offer. However, none of the Company, the members of its Board of Directors, American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), or D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), makes any recommendation to any stockholder as to whether to tender or refrain from tendering any Shares. None of the Company, the members of its Board of Directors, the Depositary or the Information Agent has authorized any person to make any recommendation to you as to whether you should tender or refrain from tendering your Shares. Stockholders should carefully evaluate all information in the Offer to Purchase and the Letter of Transmittal, and should consult their own financial and tax advisors. Stockholders must decide whether to tender or refrain from tendering their Shares. In doing so, a stockholder should read carefully the information in the Offer to Purchase and the Letter of Transmittal before making any decision with respect to the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE ONE (1) MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JUNE 9, 2023, UNLESS THE OFFER IS EXTENDED.

For Shares to be tendered properly pursuant to the Offer, one of the following must occur: (i) confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees and any documents required by the Letter of Transmittal, or (b) an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in the case of a book-entry transfer must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase or (ii) stockholders who cannot deliver all required documents to the Depositary, or cannot complete the procedures for book-entry transfer prior to the Expiration Date, must properly complete and duly execute the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

The Company will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Information Agent, as described in Section 15 of the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the Shares except as otherwise provided in the Offer to Purchase or Instruction 6 in the Letter of Transmittal.

Any inquiries you may have with respect to the Offer may be addressed to the Information Agent at the address and telephone number appearing on Schedule I to the Offer to Purchase.

Additional copies of the Offer to Purchase, the Letter of Transmittal and other related materials may also be obtained from the Information Agent for the Offer by calling toll-free at (866) 342-1635.

Very truly yours,

D.F. King & Co., Inc.

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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